                                                                      Exhibit 11

                                  IRIDIUM LLC
                (A DEVELOPMENT STAGE LIMITED LIABILITY COMPANY)

                   COMPUTATIONS OF LOSS PER CLASS 1 INTEREST

                      (in thousands except interest data)


                                                                              Years ended December 31,
                                                                      1994             1995             1996
                                                                   -----------------------------------------
NET LOSS APPLICABLE TO CLASS 1 INTERESTS:

Net loss                                                           $14,834          $23,645          $73,598

Preferred dividend requirement                                      -                -                $3,652
                                                                 ---------        ---------        ---------
Net loss applicable to Class 1 Interests                           $14,834          $23,645          $77,250
                                                                 =========        =========        =========


AVERAGE NUMBER OF CLASS 1 INTERESTS:

Average number of Class 1 Interests outstanding                    520,537        1,175,505        1,601,541

Fully diluted adjustments (2):
  Subscribed, but unissued, Class 1 Interests                      609,787          417,273            5,779

  Assumed exercise of options and warrants                          13,013           29,388           91,013

  Assumed conversion of Series A Class 2 Interest                   -                -                10,693

                                                                 ---------        ---------        ---------
Average number of Class 1 Interests assumed to be
  outstanding, assuming full dilution                            1,143,337        1,622,166        1,709,026
                                                                 =========        =========        =========

NET LOSS PER CLASS 1 INTEREST:

Primary (1)                                                         $28.50           $20.11           $48.23


Fully diluted (2)                                                   $12.97           $14.58           $43.06



(1) The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of primary loss per Class 1 Interest.

(2) The assumed exercise of options, warrants, and conversion of Series A Class 2 Interests are anti-dilutive but are included in the calculation of fully diluted loss per Class 1 Interest in accordance with Regulation S-K, Item 601(a)(11).